EXHIBIT 99.1

Trend Mining Announces Drilling to Commence Soon at Athabasca Basin Project Tuesday October 25, 4:31 pm ET

DENVER,  Oct. 25, 2005  (PRIMEZONE)  -- Trend Mining  Company (OTC  BB:TRDM.OB -
News) is pleased to announce that its partner in uranium exploration, Nuinsco Resources (Toronto:NWI.TO - News), has identified and confirmed strong geochemical and geophysical anomalies at Diabase Peninsula in the Athabasca Basin of Saskatchewan. As efforts continue to interpret the exploration survey results, Nuinsco has also announced that drilling could commence during the fourth quarter (i.e., November-December).

Saskatchewan's unconformity-type uranium deposits are among the richest in the world. Such deposits occur at the paleo-horizon (unconformity) between underlying Proterozoic basement rocks and overlying sandstones of the Athabasca Formation. The basement rocks often contain structures and horizons bearing graphite. The graphite horizons in turn are believed to control uranium deposition and may also serve as a guide to such mineralization during geophysical prospecting from the surface. Other signatures suggestive of uranium mineralization can occur in the overlying sandstone, and thus a combination of geochemical and geophysical surveying methods are used to search for such buried deposits of high grade uranium ore.

On October 13th, Nuinsco announced that its airborne geophysical surveys had identified a strong, persistent, conductive, electromagnetic anomaly interpreted to originate in the target basement rocks. Coincident and continuous with positive results obtained from earlier ground surveys, interpretation of the extended response indicated that it enhances the exploration potential of the property by substantially increasing the scale of the uranium-prospective target. On September 30th, Nuinsco announced that drilling would commence during the fourth quarter.

Today, Nuinsco announced that results of surface rock sampling program yielded new geochemical anomalies that are coincident with electromagnetic conductors and together support prospective drill targets. The sampling was conducted over 21km (12 miles) along the western shore of Cree Lake. The geochemical signatures identified during analysis are typical of rocks occurring near unconformity uranium mineralization elsewhere in the Athabasca Basin, and thus are considered extremely encouraging. When combined with coincident strong, continuous, geophysical anomalies reported previously, the exploration program has yielded compelling diamond drill targets. Additional ground geophysics and geochemical sampling will begin immediately.

The 19,000 hectare (80 square mile) Diabase Peninsula project is located on the western shore of Cree Lake approximately five kilometres north of the southern boundary of the Athabasca Basin. The property was recognized to have many geologic attributes which are favorable indicators for potential uranium mineralization, but the results of the new surveys appear to suggest enhanced potential both by virtue of indicating coincident anomalies as well as by having expanded the size of the prospective area.

Trend Mining Company is a U.S. based minerals company that has 30% ownership of the Andacollo gold mine in Chile, 100% ownership of the Cree Lake/Diabase Peninsula uranium project in the Athabasca Basin (subject to Nuinsco Resources's earning 50%), and interests in three North American precious metals properties with potential for hosting significant amounts of platinum, palladium, gold and other metals.

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the


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company's  ability to acquire and develop  properties,  competition  from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

Contact:

          Trend Mining Company
          Thomas Loucks, President & CEO
          (303) 798-7363